Exhibit 99.1
FOR IMMEDIATE RELEASE

Investor Contact:	Aida Orphan	Media Contact:	Amber McCasland
	Levi Strauss & Co.		Levi Strauss & Co.
	(415) 501-6194		(415) 501-7777
	Investor-relations@levi.com		newsmediarequests@levi.com
LEVI STRAUSS & CO. REPORTS FOURTH CONSECUTIVE QUARTER OF DOUBLE-DIGIT REVENUE GROWTH

•	Third Quarter Reported Revenue up 10% on Growth Across All Regions

•	Net Income up 45% and Adjusted EBIT up 10%
SAN FRANCISCO (October 9, 2018) – Levi Strauss & Co. (LS&Co.) today announced financial results for the third quarter ended August 26, 2018.

"We delivered our fourth consecutive quarter of double-digit revenue growth,” said Chip Bergh, president and chief executive officer, Levi Strauss & Co. "This growth was broad-based across virtually every part of our business, including all four brands, men’s, women’s, tops and bottoms, and all regions and channels, with results that put us among the top performers in the industry."

Highlights include:

	Three Months Ended		% Increase
($ millions)	August 26, 2018	August 27, 2017	As Reported
Net revenues	$1,394	$1,268	10%
Net income	$130	$90	45%
Adjusted EBIT	$162	$147	10%

Net revenues grew 10 percent on a reported basis and 11 percent excluding $14 million in unfavorable currency translation effects, driven by broad-based Levi's® brand growth in all regions and channels. On a reported basis, direct-to-consumer revenues grew 14 percent on performance and expansion of the retail network, as well as e-commerce growth. The company had 65 more company-operated stores at the end of the third quarter of 2018 than it did a year prior. Wholesale reported revenues grew 8 percent reflecting higher revenues in all regions.

Net income increased $40 million primarily reflecting lower income taxes, higher operating income and gains on the company's hedging contracts as compared with losses in the third quarter of 2017.

Adjusted EBIT grew 10 percent reflecting revenue growth and higher gross margins, partially offset by higher SG&A. In the prior period, a $10 million correction to stock-based compensation expense was recognized to reflect a shorter expense recognition period for retirement-eligible employees. A reconciliation of Adjusted EBIT, a non-GAAP financial measure, is provided at the end of this press release.

Third Quarter 2018 Highlights

•
Gross margin for the third quarter was 53.2 percent of net revenues compared with 51.8 percent in the same quarter of fiscal 2017, reflecting the margin benefit from revenue growth in the global direct-to-consumer channel.

•
Selling, general and administrative expenses (SG&A) were $583 million compared with $510 million in the same quarter of fiscal 2017. SG&A as a percent of net revenues grew 160 basis-points compared to the same quarter of fiscal 2017 primarily reflecting higher selling and planned advertising expenses. Higher incentive compensation expenses in the quarter were offset by an adjustment made in the third quarter of 2017 to correct the timing of stock compensation accruals for retirement eligible employees.

•
Operating income for the third quarter of 2018 of $159 million was up 8 percent for the third quarter compared to the same quarter of fiscal 2017 reflecting the revenue growth and higher gross margins, partially offset by higher SG&A.

Regional Overview

Reported regional net revenues and operating income for the quarter are set forth in the table below:

	Net Revenues			Operating Income *
	Three Months Ended		% Increase	Three Months Ended		% Increase
($ millions)	August 26, 2018	August 27, 2017		August 26, 2018	August 27, 2017
Americas	$793	$739	7%	$163	$156	4%
Europe	$406	$348	17%	$77	$62	25%
Asia	$196	$182	8%	$15	$11	30%

* Note: Regional operating income is equal to regional adjusted EBIT.

•
In the Americas, excluding unfavorable currency effects of $8 million, net revenues grew 9 percent reflecting higher revenues across wholesale and direct-to-consumer channels across the region. The region's operating income increased 4 percent reflecting higher net revenues, partially offset by direct-to-consumer and advertising expenses this quarter.

•
In Europe, excluding unfavorable currency effects of $3 million, net revenues grew 17 percent reflecting continued broad-based growth across wholesale and direct-to-consumer channels, with the strongest growth in women's and tops. The region's operating income grew 25 percent reflecting higher revenues and gross margins partially offset by direct-to-consumer and advertising investments.

•
In Asia, excluding unfavorable currency effects of $4 million, net revenues grew 10 percent reflecting growth across all channels. The region's operating income grew 30 percent reflecting higher revenues and higher gross margins, partially offset by direct-to-consumer investments.

Cash Flow and Balance Sheet

At August 26, 2018, cash and cash equivalents of $613 million were complemented by $669 million available under the company's revolving credit facility, resulting in a total liquidity position of approximately $1.3 billion. Net debt at the end of the third quarter of 2018 was $449 million.

Cash from operations for the first nine months of the year was $205 million, a decrease of $90 million from last year. The decrease primarily reflects accelerated contributions to our pension plans that we made in connection with the change in tax law. Free cash flow for the first nine months of 2018 was negative $14 million, a decline of $162 million compared to the first nine months of 2017. This was due to the decrease in cash from operations as well as higher repurchases of common stock in connection with our equity incentive program. A reconciliation of net debt and free cash flow, non-GAAP financial measures, is provided at the end of this press release.

Investor Conference Call

The company’s third-quarter 2018 investor conference call will be available through a live audio webcast at https://engage.vevent.com/rt/levistraussao~100918 on October 9, 2018, at 1 p.m. Pacific / 4 p.m. Eastern or via the following phone numbers: 800-891-4735 in the United States and Canada, or +1-973-200-3066 internationally; I.D. No. 7217838. A replay is available the same day on http://www.levistrauss.com/investors/earnings-webcast and will be archived for one month. A telephone replay is also available through October 15, 2018, at 855-859-2056 in the United States and Canada or +1-404-537-3406 internationally; I.D. No. 7217838. Please see http://www.levistrauss.com/investors/earnings-webcast for a discussion and reconciliation of non-GAAP measures referenced on the investor conference call.

About Levi Strauss & Co.

Levi Strauss & Co. is one of the world's largest brand-name apparel companies and a global leader in jeanswear. The company designs and markets jeans, casual wear and related accessories for men, women and children under the Levi's®, Dockers®, Signature by Levi Strauss & Co.™, and Denizen® brands. Its products are sold in more than 110 countries worldwide through a combination of chain retailers, department stores, online sites, and a global footprint of approximately 2,900 retail stores and shop-in-shops. Levi Strauss & Co.'s reported fiscal 2017 net revenues were $4.9 billion. For more information, go to http://levistrauss.com.

Forward Looking Statement

This news release and related conference call contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to: revenue growth and currency impacts. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “will,” “so we can,” “when,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year 2017 and our Quarterly Report on Form 10-Q for the quarter ended August 26, 2018, especially in the “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release and related conference call may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release and related conference call. We are not under any obligation and do not intend to update or revise any of the forward-looking statements contained in this news release and related conference call to reflect circumstances existing after the date of this news release and related conference call or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

Non-GAAP Financial Measures

The company reports its financial results in conformity with generally accepted accounting principles in the United States (“GAAP”) and the rules of the SEC. However, management believes that certain non-GAAP financial measures, such as Free Cash Flow, Net Debt, Adjusted EBIT and Net Revenues in Constant Currency, provide users of the company’s financial information with additional useful information. The tables found below include Free Cash Flow, Net Debt, Adjusted EBIT and Net Revenues in Constant Currency and corresponding reconciliations to the most comparable GAAP financial measures. These non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, the company’s financial results prepared in accordance with GAAP. Certain of these items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the company’s financial position, results of operations and cash flows and should therefore be considered in assessing the company’s actual financial condition and performance. Non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgment by management in determining how they are formulated. Some specific limitations, include but are not limited to, the fact that such non-GAAP financial measures: (a) do not reflect cash outlays for capital expenditures, contractual commitments or liabilities including pension obligations, post-retirement health benefit obligations and income tax liabilities, (b) do not reflect changes in, or cash requirements for, working capital requirements; and (c) they do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on indebtedness. Additionally, the methods used by the company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies, limiting the usefulness of these measures. The company urges investors to review the reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate its business.

The company presents non-GAAP financial measures, such as Free Cash Flow, Net Debt, Adjusted EBIT and Net Revenues in Constant Currency, because it believes they provide investors, financial analysts and the public with additional information to measure performance and evaluate the company’s ability to service its debt and may be useful for comparing its operating performance with the performance of other companies that have different financing and capital structures and tax rates. The company further believes these measures may be useful for period-over-period comparisons of underlying business trends and its ongoing operations. See “RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES FOR THE THIRD QUARTER OF 2018” below for reconciliation to the most comparable GAAP financial measures.

Constant currency

Constant-currency comparisons are based on translating local currency amounts in the prior-year period at actual foreign exchange rates for the current year. The company routinely evaluates its financial performance on a constant-currency basis in order to facilitate period-to-period comparisons without regard to the impact of changing foreign currency exchange rates.

The Company reports operating results in accordance with U.S. generally accepted accounting principles, or GAAP, as well as on a constant-currency basis in order to facilitate period-to-period comparisons of our results without regard to the impact of fluctuating foreign currency exchange rates. The term foreign currency exchange rates refers to the exchange rates we use to translate our operating results for all countries where the functional currency is not the U.S. Dollar into U.S. Dollars. Because the Company is a global company, foreign currency exchange rates used for translation may have a significant effect on our reported results. In general, upon translation, our financial results are affected positively by a weaker U.S. Dollar and are affected negatively by a stronger U.S. Dollar as compared to the foreign currencies in which we conduct our business. References to the operating results on a constant-currency basis mean the operating results without the impact of foreign currency translation fluctuations.

The Company believes disclosure of constant-currency results is helpful to investors because it facilitates period-to-period comparisons of the Company's results by increasing the transparency of the underlying performance by excluding the impact of fluctuating foreign currency exchange rates. However, constant-currency results are non-GAAP financial measures and are not meant to be considered in isolation or as a substitute for comparable measures prepared in accordance with GAAP. Constant-currency results have no standardized meaning prescribed by GAAP, are not prepared under any comprehensive set of accounting rules or principles and should be read in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP. Constant-currency results have limitations in their usefulness to investors and may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.

The Company calculates the effect of changes in foreign currency translation based on the difference between the prior-year period activity translated using the current period’s foreign currency exchange rates and the prior-year period’s foreign currency exchange rates, as reported.

# # #

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	August 26, 2018	November 26, 2017
	(Dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$612,506	$633,622
Trade receivables, net of allowance for doubtful accounts of $9,113 and $11,726	487,240	485,485
Inventories:
Raw materials	3,527	3,858
Work-in-process	2,883	3,008
Finished goods	931,843	752,530
Total inventories	938,253	759,396
Other current assets	157,982	118,724
Total current assets	2,195,981	1,997,227
Property, plant and equipment, net of accumulated depreciation of $967,765 and $951,249	420,008	424,463
Goodwill	236,492	237,327
Other intangible assets, net	42,850	42,893
Deferred tax assets, net	400,778	537,923
Other non-current assets	121,568	118,005
Total assets	$3,417,677	$3,357,838

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term debt	$35,790	$38,451
Accounts payable	361,702	289,505
Accrued salaries, wages and employee benefits	249,889	227,251
Restructuring liabilities	463	786
Accrued interest payable	17,206	6,327
Accrued income taxes	36,473	16,020
Other accrued liabilities	340,498	300,730
Total current liabilities	1,042,021	879,070
Long-term debt	1,026,055	1,038,860
Long-term capital leases	15,762	16,524
Postretirement medical benefits	81,172	89,248
Pension liability	191,134	314,525
Long-term employee related benefits	97,038	90,998
Long-term income tax liabilities	8,048	20,457
Other long-term liabilities	77,183	78,733
Total liabilities	2,538,413	2,528,415
Commitments and contingencies
Temporary equity	225,090	127,035

Stockholders’ Equity:
Levi Strauss & Co. stockholders’ equity
Common stock — $.01 par value; 270,000,000 shares authorized; 37,615,303 shares and 37,521,447 shares issued and outstanding	376	375
Accumulated other comprehensive loss	(413,721)	(404,381)
Retained earnings	1,060,158	1,100,916
Total Levi Strauss & Co. stockholders’ equity	646,813	696,910
Noncontrolling interest	7,361	5,478
Total stockholders’ equity	654,174	702,388
Total liabilities, temporary equity and stockholders’ equity	$3,417,677	$3,357,838

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Nine Months Ended
	August 26, 2018	August 27, 2017	August 26, 2018	August 27, 2017
	(Dollars in thousands) (Unaudited)
Net revenues	$1,394,153	$1,268,391	$3,983,580	$3,438,237
Cost of goods sold	652,591	611,762	1,833,017	1,658,663
Gross profit	741,562	656,629	2,150,563	1,779,574
Selling, general and administrative expenses	582,953	510,309	1,741,331	1,462,263
Operating income	158,609	146,320	409,232	317,311
Interest expense	(15,697)	(14,476)	(45,659)	(52,305)
Loss on early extinguishment of debt	—	—	—	(22,793)
Other (expense) income, net	(3,032)	(14,734)	1,044	(32,413)
Income before income taxes	139,880	117,110	364,617	209,800
Income tax expense	10,299	27,631	176,633	42,477
Net income	129,581	89,479	187,984	167,323
Net loss (income) attributable to noncontrolling interest	543	(1,487)	(1,940)	(1,672)
Net income attributable to Levi Strauss & Co.	$130,124	$87,992	$186,044	$165,651

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended		Nine Months Ended
	August 26, 2018	August 27, 2017	August 26, 2018	August 27, 2017
	(Dollars in thousands) (Unaudited)
Net income	$129,581	$89,479	$187,984	$167,323
Other comprehensive income (loss), before related income taxes:
Pension and postretirement benefits	3,347	3,693	9,864	11,153
Net investment hedge gains (losses)	8,645	(27,930)	14,772	(57,570)
Foreign currency translation (losses) gains	(15,483)	18,051	(30,055)	46,638
Unrealized gains on marketable securities	282	276	456	2,151
Total other comprehensive (loss) income, before related income taxes	(3,209)	(5,910)	(4,963)	2,372
Income taxes (expense) benefit related to items of other comprehensive income	(2,050)	9,287	(4,433)	15,460
Comprehensive income, net of income taxes	124,322	92,856	178,588	185,155
Comprehensive loss (income) attributable to noncontrolling interest	700	(1,561)	(1,883)	(1,573)
Comprehensive income attributable to Levi Strauss & Co.	$125,022	$91,295	$176,705	$183,582

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	August 26, 2018	August 27, 2017
	(Dollars in thousands) (Unaudited)
Cash Flows from Operating Activities:
Net income	$187,984	$167,323
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	92,130	85,618
Unrealized foreign exchange (gains) losses	(13,827)	36,717
Realized loss (gain) on settlement of forward foreign exchange contracts not designated for hedge accounting	20,446	(184)
Employee benefit plans’ amortization from accumulated other comprehensive loss and settlement loss	9,865	11,153
Loss on early extinguishment of debt	—	22,793
Stock-based compensation	15,025	21,910
Other, net	3,678	4,146
Provision for (benefit from) deferred income taxes	127,626	(7,447)
Change in operating assets and liabilities:
Trade receivables	(11,692)	45,642
Inventories	(202,822)	(77,758)
Other current assets	(36,122)	(4,947)
Other non-current assets	(6,045)	(3,747)
Accounts payable and other accrued liabilities	111,164	23,022
Restructuring liabilities	(306)	(3,559)
Income tax liabilities	11,479	16,042
Accrued salaries, wages and employee benefits and long-term employee related benefits	(101,758)	(42,599)
Other long-term liabilities	(2,066)	326
Net cash provided by operating activities	204,759	294,451
Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(99,260)	(75,793)
(Payments) proceeds on settlement of forward foreign exchange contracts not designated for hedge accounting	(20,446)	184
Net cash used for investing activities	(119,706)	(75,609)
Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	—	502,835
Repayments of long-term debt	—	(525,000)
Proceeds from short-term credit facilities	27,737	23,898
Repayments of short-term credit facilities	(24,196)	(20,382)
Other short-term borrowings, net	49	(10,255)
Payment of debt extinguishment costs	—	(21,902)
Payment of debt issuance costs	—	(10,110)
Repurchase of common stock, including shares surrendered for tax withholdings on equity award exercises	(53,773)	(13,292)
Dividend to stockholders	(45,000)	(35,000)
Other financing, net	(580)	(3,196)
Net cash used for financing activities	(95,763)	(112,404)
Effect of exchange rate changes on cash and cash equivalents	(10,406)	9,288
Net (decrease) increase in cash and cash equivalents	(21,116)	115,726
Beginning cash and cash equivalents	633,622	375,563
Ending cash and cash equivalents	$612,506	$491,289

Noncash Investing Activity:
Property, plant and equipment acquired and not yet paid at end of period	$13,093	$10,951
Property, plant and equipment additions due to build-to-suit lease transactions	2,750	4,459

Supplemental disclosure of cash flow information:
Cash paid for interest during the period	$27,511	$29,570
Cash paid for income taxes during the period, net of refunds	67,221	32,944

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
FOR THE THIRD QUARTER OF 2018

The following information relates to non-GAAP financial measures, and should be read in conjunction with the investor call held on October 9, 2018, discussing the company’s financial condition and results of operations as of and for the quarter ended August 26, 2018. Free cash flow, Net debt, Adjusted EBIT and Net revenues in constant currency are not financial measures prepared in accordance with U.S. generally accepted accounting principles, or GAAP. As used in this press release: (1) Free cash flow represents cash from operating activities less purchases of property, plant and equipment, (payments) proceeds on settlement of forward foreign exchange contracts not designated for hedge accounting, repurchase of common stock including shares surrendered for tax withholdings on equity award exercises, and cash dividends to stockholders; (2) Net debt represents total long-term and short-term debt less cash and cash equivalents; (3) Adjusted EBIT represents net income plus income tax expense, interest expense, other (income) expense, net, and restructuring related charges, severance and other, net; (4) Net revenues in constant currency represents net revenues without the impact of foreign currency.

Free cash flow:

	Nine Months Ended
	August 26, 2018	August 27, 2017
	(Dollars in millions)
	(Unaudited)
Most comparable GAAP measure:
Net cash provided by operating activities	$204.8	$294.5

Non-GAAP measure:
Net cash provided by operating activities	$204.8	$294.5
Purchases of property, plant and equipment	(99.3)	(75.8)
(Payments) proceeds on settlement of forward foreign exchange contracts not designated for hedge accounting	(20.4)	0.2
Payment of debt extinguishment costs	—	(21.9)
Repurchase of common stock, including shares surrendered for tax withholdings on equity award exercises	(53.8)	(13.3)
Dividend to stockholders	(45.0)	(35.0)
Free cash flow	$(13.7)	$148.7

Net debt:

	August 26, 2018	November 26, 2017
	(Dollars in millions)
	(Unaudited)
Most comparable GAAP measure:
Total debt	$1,061.8	$1,077.3

Non-GAAP measure:
Total debt	$1,061.8	$1,077.3
Cash and cash equivalents	(612.5)	(633.6)
Net debt	$449.3	$443.7

Adjusted EBIT:

	Three Months Ended		Nine Months Ended
	August 26, 2018	August 27, 2017	August 26, 2018	August 27, 2017
	(Dollars in millions)
	(Unaudited)
Most comparable GAAP measure:
Net income	$129.6	$89.5	$188.0	$167.3

Non-GAAP measure:
Net income	129.6	89.5	188.0	167.3
Income tax expense	10.3	27.6	176.6	42.5
Interest expense	15.6	14.5	45.6	52.3
Loss on early extinguishment of debt	—	—	—	22.8
Other (income) expense, net	3.1	14.7	(1.0)	32.4
Restructuring and related charges, severance and other, net	2.9	0.9	4.0	6.2
Pension and postretirement benefit plan curtailment and net settlement losses, net	—	0.1	(0.1)	0.3
Adjusted EBIT	$161.5	$147.3	$413.1	$323.8

Net revenues in constant currency:

	Three Months Ended			Nine Months Ended
	August 26, 2018	August 27, 2017	% Increase	August 26, 2018	August 27, 2017	% Increase
	(Dollars in millions)
Net revenues:
Total revenues
As reported	$1,394.2	$1,268.4	9.9%	$3,983.6	$3,438.3	15.9%
Impact of foreign currency	—	(14.4)	*	—	76.0	*
Constant-currency	$1,394.2	$1,254.0	11.2%	$3,983.6	$3,514.3	13.4%

Americas
As reported	$792.9	$738.6	7.4%	$2,119.8	$1,918.7	10.5%
Impact of foreign currency	—	(7.8)	*	—	(0.5)	*
Constant-currency	$792.9	$730.8	8.5%	$2,119.8	$1,918.2	10.5%

Europe
As reported	$405.7	$348.0	16.6%	$1,225.3	$938.7	30.5%
Impact of foreign currency	—	(2.5)	*	—	64.2	*
Constant-currency	$405.7	$345.5	17.4%	$1,225.3	$1,002.9	22.2%

Asia
As reported	$195.6	$181.8	7.6%	$638.5	$580.9	9.9%
Impact of foreign currency	—	(4.1)	*	—	12.3	*
Constant-currency	$195.6	$177.7	10.1%	$638.5	$593.2	7.6%
_____________

* Not meaningful